Exhibit 99.1

Stockholders of SPX FLOW Approve Merger with an Affiliate of Lone Star Funds

CHARLOTTE, N.C., MARCH 3, 2022 - SPX FLOW, Inc. (NYSE: FLOW) (the “Company”), a leading provider of process solutions for the nutrition, health and industrial markets, announced today that its stockholders approved the proposed merger of the Company and Redwood Star Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of LSF11 Redwood Acquisitions, LLC (“Parent”), a Delaware limited liability company and an affiliate of Lone Star Funds (“Lone Star”), a leading private equity firm, pursuant to the Agreement and Plan of Merger, dated as of December 12, 2021 (the “Merger Agreement”), by and among the Company, Merger Sub and Parent (the “Merger”).
Subject to the satisfaction or waiver of the remaining conditions to closing, the Merger is expected to close in the second quarter of 2022.
“We thank our stockholders for their strong support of this transaction with Lone Star, which will provide compelling, immediate and certain stockholder value and position SPX FLOW to continue delivering reliable outcomes for our customers,” said Marc Michael, SPX FLOW President and Chief Executive Officer. “With this significant milestone behind us, we look forward to completing the transaction with Lone Star.”
About SPX FLOW, Inc.
Based in Charlotte, N.C., SPX FLOW, Inc. (NYSE: FLOW) improves the world through innovative and sustainable solutions. The Company's product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and industrial markets. SPX FLOW had approximately $1.5 billion in 2021 annual revenues and has operations in more than 30 countries and sales in more than 140 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
About Lone Star
Lone Star, founded by John Grayken, is a leading private equity firm advising funds that invest globally in real estate, equity, credit and other financial assets. Since the establishment of its first fund in 1995, Lone Star has organized 22 private equity funds with aggregate capital commitments totaling approximately $85 billion. The firm organizes its funds in three series: the Commercial Real Estate Fund series; the Opportunity Fund series; and the U.S. Residential Mortgage Fund series. Lone Star invests on behalf of its limited partners, which include institutional investors such as pension funds and sovereign wealth funds, as well as foundations and endowments that support medical research, higher education, and other philanthropic causes. For more information regarding Lone Star Funds, go to www.lonestarfunds.com.
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of SPX FLOW and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) conditions to the closing of the Merger may not be satisfied and required regulatory approvals may not be obtained; (2) the Merger may involve unexpected costs, liabilities or delays; (3) the business of SPX FLOW may suffer as a result of uncertainty surrounding the Merger; (4) the outcome of any legal proceedings related to the transaction; (5) SPX FLOW may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (8) the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the Merger; and (9) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. If the Merger is consummated, SPX FLOW’s stockholders will cease to have any equity interest in SPX FLOW and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of SPX FLOW are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

SPX FLOW Contacts

Investor Contact:
Scott Gaffner
VP, Investor Relations and Strategic Insights
704-752-4485
Investor@spxflow.com

Media Contact:
Melissa Buscher
Chief Communications & Marketing Officer
704-449-9187
Melissa.buscher@spxflow.com

Lone Star Contact:
Christina Pretto
Managing Director, Communications and Public Affairs
212-849-9662
mediarelations@lonestarfunds.com